Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
May 20, 2008		Keoni.Wagner@HawaiianAir.com

HAWAIIAN HOLDINGS, INC.
TO BEGIN TRADING ON
THE NASDAQ GLOBAL MARKET

Honolulu – May 20, 2008 – Hawaiian Holdings, Inc. (Amex: HA) (the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today announced that it has been approved for listing on the NASDAQ Global Market under the symbol “HA.”  Trading on the NASDAQ Global Market is expected to commence on June 2, 2008. The Company’s common stock will continue to trade on the American Stock Exchange until the market close on May 30, 2008.

“We are pleased to announce the Company’s listing on the NASDAQ Global Market,” commented Mark Dunkerley, the Company’s President and Chief Executive Officer.  “We believe the move to NASDAQ will improve the visibility of our stock, enhance trading liquidity in our shares, and provide the Company with greater exposure to institutional investors.”

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 79th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 155 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Amex: HA). Additional information is available at http://www.HawaiianAirlines.com.